                                                                      EXHIBIT 5


   THE TRAVELERS INSURANCE COMPANY - ONE TOWER SQUARE - HARTFORD, CT 06183
                                A STOCK COMPANY


             MODIFIED SINGLE PREMIUM VARIABLE LIFE INSURANCE POLICY


We will pay the Death Benefit to the Beneficiary upon receipt at Our Office of Due Proof of the Insured's Death while this policy was in force. Refer to the "Death Benefit" provision on Page 6 and to the "Policy Values" section on Page 7 for information on determining the amount payable at death.

READ YOUR POLICY CAREFULLY

This is a legal contract between you and us.

RIGHT TO CANCEL

We want you to be satisfied with the policy you have purchased. We urge you to examine it closely. If, for any reason, you are not satisfied, you may return the policy to us or to the agent from whom it was purchased to be cancelled within the latest of:

         1.      10 days after the policy was delivered to you; or

         2. 10 days after we have mailed or delivered the Notice of the Right to Cancel to you; or

         3. 45 days after the date the application for this policy was signed.

Within 7 days after our receipt of your request In Writing for a refund, we will refund to you the greater of: (1) any premium paid; or (2) the Cash Value of the policy on the date we receive the returned policy; plus any charges and expenses which may have been deducted; less any Loan Account value. After the policy is returned, it will be considered as if it were never in effect.

                        Signed at Hartford, Connecticut

                             /s/ M. A. CARPENTER

                                   Chairman


                            MODIFIED SINGLE PREMIUM
                         VARIABLE LIFE INSURANCE POLICY
                          LIMITED PREMIUM FLEXIBILITY
                      INSURANCE PAYABLE AT INSURED'S DEATH
                               NON-PARTICIPATING


THE AMOUNT AND DURATION OF THE DEATH BENEFIT AND OTHER VALUES PROVIDED BY THIS POLICY ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT(S). ALL VALUES ARE VARIABLE, MAY INCREASE OR DECREASE, AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.



T-14913

                               TABLE OF CONTENTS



Right to Cancel                                                             Policy Jacket

Policy Summary                                                              Page 3

Definitions                                                                 Page 4

Benefits--Basic Policy                                                      Page 5

Policy Values                                                               Page 6

Premium and Valuation Provisions                                            Page 8

Continuation of Insurance, Grace Period and Reinstatement                   Page 9

Exchange Option                                                             Page 10

Ownership Rights                                                            Page 10

General Provisions                                                          Page 11

Settlement Options

A copy of the application and any riders follows the Settlement Options.



T-14913

                                POLICY SUMMARY

INSURED:         JOHN DOE         POLICY NO:                12345
ISSUE AGE:       35               POLICY DATE:              SEPT 01, 1996
MATURITY DATE:   AUG 31, 2061     ISSUE DATE:               SEPT 01, 1996
STATED AMOUNT:   $60,051          MONTHLY DEDUCTION DAY:    1ST DAY OF MONTH

--------------------------------------------------------------------------------
                              BENEFIT DESCRIPTION
--------------------------------------------------------------------------------

INITIAL PREMIUM:          $10,000
INITIAL STATED AMOUNT:    $60,051
MINIMUM STATED AMOUNT     $10,000
INSURANCE OPTION:         1 (LEVEL)

MINIMUM AMOUNT INSURED:   THE GREATER OF: 250% OF THE CASH VALUE UNTIL AGE 40,
                          WITH THE % REDUCING TO 100% AT AGE 95; OR THE AMOUNTS
                          REQUIRED BY FEDERAL INCOME TAX LAWS OR REGULATIONS TO
                          QUALIFY AS LIFE INSURANCE.

MINIMUM DISCRETIONARY
PAYMENT AMOUNT:           $ 250

MONTHLY PREMIUM
TAX CHARGE:               POLICY YEARS 1-10:  .0166667% OF CASH VALUE ON EACH
                          DEDUCTION DAY.
                          POLICY YEARS 11 AND THEREAFTER: .0166667% OF CASH VALUE
                          ATTRIBUTABLE TO EACH ADDITIONAL PREMIUM PAYMENT MADE
                          AFTER THE INITIAL PREMIUM PAYMENT AND BEFORE THE TENTH
                          POLICY ANNIVERSARY.  CHARGE EXPIRES TEN YEARS FROM THE
                          EFFECTIVE DATE OF THE ADDITIONAL PREMIUM PAYMENT.

MONTHLY FEDERAL
TAX CHARGE:               POLICY YEARS 1-10:  .0125% OF CASH VALUE ON EACH
                          DEDUCTION DAY.
                          POLICY YEARS 11 AND THEREAFTER: .0125% OF CASH VALUE
                          ATTRIBUTABLE TO EACH ADDITIONAL PREMIUM PAYMENT MADE
                          AFTER THE INITIAL PREMIUM PAYMENT AND BEFORE THE TENTH
                          POLICY ANNIVERSARY.  CHARGE EXPIRES TEN YEARS FROM THE
                          EFFECTIVE DATE OF THE ADDITIONAL PREMIUM PAYMENT.

MONTHLY ADMINISTRATIVE
CHARGE:                   $5 PER MONTH

RATE CLASS:               MALE NONSMOKER

DEATH BENEFIT INTEREST
FACTOR:                   1.0032737

MAXIMUM LOAN AMOUNT:      90% OF: CASH VALUE MINUS SURRENDER PENALTIES
                          AS OF THE DATE WE RECEIVE YOUR LOAN REQUEST

MINIMUM LOAN AMOUNT:      $500

LOAN ACCOUNT ANNUAL
INTEREST RATE CREDITED:   4% PER ANNUM IN ARREARS

                                   PAGE 3(A)

                                 POLICY SUMMARY

INSURED:         JOHN DOE         POLICY NO:                12345
ISSUE AGE:       35               POLICY DATE:              SEPT 01, 1996
MATURITY DATE:   AUG 31, 2061     ISSUE DATE:               SEPT 01, 1996
STATED AMOUNT:   $60,051          MONTHLY DEDUCTION DAY:    1ST DAY OF MONTH

--------------------------------------------------------------------------------
                              BENEFIT DESCRIPTION
--------------------------------------------------------------------------------

MAXIMUM LOAN INTEREST
RATE CHARGED:             5.65% IN ADVANCE

MINIMUM PARTIAL
SURRENDER AMOUNT:         $ 500

CHARGE FOR FULL
SURRENDER:                CHARGE IS EQUAL TO A PERCENTAGE OF EACH
                          PREMIUM PAID, AS FOLLOWS:

                          YEARS FROM DATE
                          OF PREMIUM RECEIPT                 % OF PREMIUM PAID
                          ------------------                 -----------------
                                  1-2                               7.5%
                                  3-4                               7%
                                   5                                6.5%
                                   6                                6%
                                   7                                5%
                                   8                                4%
                                   9                                3%
                                  10+                               0%

CHARGE FOR
PARTIAL SURRENDER:        NO CHARGE FOR PARTIAL SURRENDERS OF EARNINGS UP TO A
                          CUMULATIVE AMOUNT, IN ANY ONE POLICY YEAR, OF 10% OF THE
                          CASH VALUE AS CALCULATED ON THE POLICY ANNIVERSARY IMME-
                          DIATELY PRECEDING THE REQUEST FOR SURRENDER.  PARTIAL SURREN-
                          DERS IN EXCESS OF THIS AMOUNT WILL INCUR A CHARGE EQUAL TO A
                          PERCENTAGE OF THE AMOUNT SURRENDERED, NOT TO EXCEED THE
                          CHARGE THAT WOULD APPLY TO A FULL SURRENDER, AS FOLLOWS:

                          YEARS FROM DATE                   % OF AMOUNT
                          OF PREMIUM RECEIPT                SURRENDERED
                          ------------------                -----------
                                  1-2                           7.5%
                                  3-4                           7%
                                    5                           6.5%
                                    6                           6%
                                    7                           5%
                                    8                           4%
                                    9                           3%
                                   10+                          0%





                                   PAGE 3(B)

                                POLICY SUMMARY

INSURED:         JOHN DOE         POLICY NO:                12345
ISSUE AGE:       35               POLICY DATE:              SEPT 01, 1996
MATURITY DATE:   AUG 31, 2061     ISSUE DATE:               SEPT 01, 1996
STATED AMOUNT:   $60,051          MONTHLY DEDUCTION DAY:    1ST DAY OF MONTH

--------------------------------------------------------------------------------
                              BENEFIT DESCRIPTION:
--------------------------------------------------------------------------------

SEPARATE ACCOUNT:
THE TRAVELERS VARIABLE LIFE                        MAXIMUM INVESTMENT OPTION
INSURANCE SEPARATE ACCOUNT FOUR                   DAILY DEDUCTION (In Basis Points)
--------------------------------                   ---------------------------------
INVESTMENT OPTIONS:
    TRAVELERS SERIES FUND, INC.
         PUTNAM DIVERSIFIED INCOME PORTFOLIO                0.3562
         ALLIANCE GROWTH PORTFOLIO                          0.3562
         MFS TOTAL RETURN PORTFOLIO                         0.3562
         AIM CAPITAL APPRECIATION PORTFOLIO                 0.3562
    TRAVELERS CAPITAL APPRECIATION PORTFOLIO                0.3562
    TRAVELERS CASH INCOME TRUST                             0.3562
    TRAVELERS SERIES TRUST
         FEDERATED STOCK PORTFOLIO                          0.3562
         LARGE CAP PORTFOLIO                                0.3562
         LAZARD INTERNATIONAL STOCK PORTFOLIO               0.3562
         MFS EMERGING GROWTH PORTFOLIO                      0.3562
         TRAVELERS MID-CAP DISCIPLINED EQUITY PORTFOLIO     0.3562
         FEDERATED HIGH YIELD PORTFOLIO                     0.3562
         EQUITY INCOME PORTFOLIO                            0.3562
         TRAVELERS QUALITY BOND PORTFOLIO                   0.3562
         TRAVELERS ZERO COUPON BOND PORTFOLIO 1998          0.3562
         TRAVELERS ZERO COUPON BOND PORTFOLIO 2000          0.3562
         TRAVELERS ZERO COUPON BOND PORTFOLIO 2005          0.3562


INFORMATION ABOUT THE SEPARATE ACCOUNT IS PROVIDED IN THE PROSPECTUS FOR THE SEPARATE ACCOUNT. YOU SHOULD CAREFULLY REVIEW THE PROSPECTUS.

WE RESERVE THE RIGHT TO LIMIT FREE TRANSFERS AMONG THE INVESTMENT OPTIONS TO FOUR TIMES IN ANY POLICY YEAR AND TO CHARGE A $10 FEE FOR EACH ADDITIONAL TRANSFER THAT WE ALLOW.

WE WILL ALLOCATE ANY INITIAL PREMIUM TO THE TRAVELERS CASH INCOME TRUST (MONEY MARKET) INVESTMENT OPTION DURING THE RIGHT TO CANCEL PERIOD.

INSURANCE UNDER THIS POLICY MAY END BEFORE THE MATURITY DATE SHOWN ABOVE IF PREMIUM AND INVESTMENT EXPERIENCE ARE INSUFFICIENT TO CONTINUE INSURANCE TO SUCH DATE.

LIFE INSURANCE PREMIUM FOR THE BASIC POLICY MAY BE PAID UNTIL THE EARLIER OF THE MATURITY DATE (SEE ADDITIONAL PREMIUM PAYMENTS PROVISION, PAGE 9) AND THE DEATH OF THE INSURED. CHARGES FOR ANY RIDERS ARE PAYABLE UNTIL THE EARLIER OF THE APPLICABLE EXPIRY DATES AND THE DEATH OF THE INSURED.

NO INSURANCE WILL BE IN EFFECT UNLESS AT LEAST ONE DEDUCTION AMOUNT HAS BEEN
PAID.
                                   Page 3(C)

                                 POLICY SUMMARY

INSURED:         JOHN DOE         POLICY NO:                12345
ISSUE AGE:       35               POLICY DATE:              SEPT 01, 1996
MATURITY DATE:   AUG 31, 2061     ISSUE DATE:               SEPT 01, 1996
STATED AMOUNT:   $ 60,051         MONTHLY DEDUCTION DAY:    1ST DAY OF MONTH
--------------------------------------------------------------------------------

          TABLE OF MAXIMUM MONTHLY GUARANTEED COST OF INSURANCE RATES
               (MONTHLY RATE FOR EACH $1,000 OF COVERAGE AMOUNT)

          MAXIMUM                  MAXIMUM                   MAXIMUM                 MAXIMUM
AGE        RATE           AGE       RATE           AGE       RATE            AGE       RATE
---      ----------       ---     ----------       ----     ---------        ---      -----
35       0.18150          52      0.69760          69       3.21700          86      15.87440
36       0.19360          53      0.76490          70       3.52680          87      17.26970
37       0.20780          54      0.83900          71       3.88180          88      18.71940
38       0.22410          55      0.91900          72       4.29100          89      20.23610
39       0.24240          56      1.00420          73       4.75550          90      21.84550
40       0.26340          57      1.09410          74       5.26770          91      23.59540
41       0.28590          58      1.19050          75       5.81880          92      25.57450
42       0.31020          59      1.29590          76       6.40060          93      28.00750
43       0.33650          60      1.41320          77       7.00680          94      31.40160
44       0.36500          61      1.54520          78       7.64310          95      36.79810
45       0.39560          62      1.69490          79       8.33070          96      46.58980
46       0.42780          63      1.86310          80       9.09340          97      67.04150
47       0.46220          64      2.04930          81       9.95610          98      83.33330
48       0.49950          65      2.25090          82      10.94090          99      83.33330
49       0.54020          66      2.46630          83      12.04620
50       0.58590          67      2.69610          84      13.25080
51       0.63840          68      2.94350          85      14.53250





--------------------------------------------------------------------------------

THE RATES USED FOR THE COST OF INSURANCE DEDUCTION ARE GUARANTEED NOT TO EXCEED THE MAXIMUM RATES SHOWN ABOVE. THE RATES ARE BASED ON THE 1980 COMMISSIONER'S STANDARD ORDINARY MORTALITY TABLE. THE COST OF INSURANCE IS DEDUCTED ON THE MONTHLY DEDUCTION DAY.





                                  PAGE 3 (COI)

                                  DEFINITIONS

ACCUMULATION UNIT: a standard of measurement used to determine the values in each Investment Option.

AGE: the Insured's age as of the Insured's last birthday.

AMOUNT INSURED: equals the greatest of the Stated Amount; or the Stated Amount plus Cash Value (if Death Benefit Option 2 is selected); or any Minimum Amount Insured described on the Policy Summary.

BENEFICIARY(IES): the person(s) named to receive the benefits of this policy at the Insured's death.

CASH SURRENDER VALUE: the Cash Value less any Loan Account value and applicable surrender penalties.

CASH VALUE: the sum of the values held in the Investment Options and the Loan Account.

COVERAGE AMOUNT:  the Amount Insured less the Cash Value.

DEATH BENEFIT: the amount payable to the Beneficiary if the Insured dies while the policy is in force.

DEDUCTION AMOUNT: a monthly charge, deducted from the Cash Value, which is comprised of the cost of insurance charge and any other monthly charge shown on the Policy Summary and any charge for supplemental benefits.

DEDUCTION DAY: the day of each month on which the Deduction Amount is deducted. Shown on the Policy Summary.

DUE PROOF OF THE INSURED'S DEATH: a copy of a certified death certificate; a copy of a certified decree of a court of a competent jurisdiction as to the finding of death; a written statement by a medical doctor who attended the deceased; or any other proof satisfactory to us.

EARNINGS: an amount calculated in conjunction with a request for a loan or partial surrender. This amount is equal to (a - b) - c , where a is Cash Value, b is the value of any loans that are not comprised of premiums paid; and c equals total premiums paid. The values of a, b and c are calculated as of the date that we receive the request for the loan or partial surrender.

IN WRITING:  in a written form satisfactory to us and received at Our Office.

INSURED: the person on whose life this policy is issued. Shown on the Policy Summary.

INVESTMENT OPTION: an open-ended management investment company, or a portfolio thereof, to which values may be directed under the Separate Account. Shown on the Policy Summary.

ISSUE DATE:  the date on which we issue the policy.  Shown on the Policy
Summary.

LOAN ACCOUNT:  the account to which we transfer the amount of any policy loan.

MATURITY DATE: an anniversary of the Policy Date on which the policy matures (see Maturity Benefit, page 5). Shown on the Policy Summary.

MAXIMUM INVESTMENT OPTION DAILY DEDUCTION: the maximum charge that we deduct from each Investment Option to cover our mortality and expense charges and administrative charges. Shown on the Policy Summary.

MINIMUM AMOUNT INSURED: a stated percentage of the Cash Value determined as of the first day of the Policy Month. Shown on the Policy Summary.

OUR OFFICE:  The Travelers Insurance Company, Policyholder Services,
One Tower Square, Hartford, Connecticut 06183-5071 or any other office which we may designate for the purpose of administering this policy.

POLICY ANNIVERSARY:  an anniversary of the Policy Date.

POLICY DATE: the date on which the policy becomes effective. Shown on the Policy Summary.

POLICY MONTH: twelve one-month periods during the Policy Year, each of which begins on the Policy Date or the monthly Deduction Day.

POLICY YEAR: each successive twelve-month period; the first beginning with the Policy Date.

SEPARATE ACCOUNT(S): the Separate Account(s) which we established for this class of policies and certain other policies. The Separate Account is shown on the Policy Summary and is divided into Investment Options.





T-14914                             Page 4

STATED AMOUNT:  a dollar amount used to determine the Death Benefit of the
policy.   Shown on the Policy Summary.

VALUATION DATE: a day on which policy values are determined. This is any day on which the New York Stock Exchange is open for trading.

VALUATION PERIOD:  the period between successive valuations.

WE, US, OUR:  The Travelers Insurance Company.

YOU, YOUR:  the owner(s) of this policy.


                             BENEFITS--BASIC POLICY

DEATH BENEFIT

Upon receipt at Our Office of Due Proof of the Insured's Death while the policy is in force, we will pay to the Beneficiary the Death Benefit of the policy. The Death Benefit will be the Amount Insured at the time of death, less any:

         1.      Loan Account value;

         2. amount payable to an assignee under a collateral assignment of the policy; and

         3.      monthly Deduction Amount due but not paid.

The Death Benefit may be limited as provided under the Misstatement and Suicide provisions on Page 12. The Death Benefit depends on the Death Benefit Option in effect at the date of death and any increase or decrease you have made to the Initial Stated Amount. Benefits provided by any rider attached to this policy will end according to the termination provision(s) therein.

MATURITY BENEFIT

If the Insured is living on the Maturity Date, we will pay you the Cash Value as of the Maturity Date, less any:

         1.      Loan Account value;

         2.      monthly Deduction Amount due but not paid; and

         3. amount payable to an assignee under a collateral assignment of the policy.

Upon maturity, insurance will end and we will have no other obligation under this policy.

DEATH BENEFIT OPTIONS AND AMOUNT INSURED

There are two Death Benefit Options. Under Option 1 (the Level Death Benefit Option), the Amount Insured is the greater of the Stated Amount or any Minimum Amount Insured on the Insured's date of death. Under Option 2 (the Variable Death Benefit Option), the Amount Insured is the greater of the Stated Amount plus the Cash Value or any Minimum Amount Insured on the Insured's date of death.

You may change the Death Benefit Option at any time prior to the Insured's death. We will effect the change on the monthly Deduction Day on or following the day we receive the request. If you request to change from Option 2 to Option 1, the Stated Amount will be increased by the Cash Value. If you request to change from Option 1 to Option 2, the Stated Amount will be decreased by the Cash Value. We may require evidence of insurability satisfactory to us if you request a change from Option 1 to Option 2.

The remaining Amount Insured and the remaining Stated Amount in effect after any change may not be less than the respective minimum amounts shown on the Policy Summary.

REQUESTED CHANGES IN STATED AMOUNT

Increases--You may request an increase to the Stated Amount which requires a minimum premium payment of $1,000 at any time prior to the earlier of the Insured's attaining Age 80 or his/her death. The request must be made In Writing to Our Office. The increase will be effective on the date shown on the supplemental Policy Summary we will send you. We will require evidence of insurability satisfactory to us if you request an increase.





T-14914                        Page 5

Decreases--You may request decreases to the Stated Amount under this policy after the first Policy Year. The decrease will be effective on the later of the monthly Deduction Day on or following our receipt of your request at Our Office, or the monthly Deduction Day on or immediately following the date you request it to be effective.

The decrease will be applied as follows: first against the most recent increase in the Stated Amount; then to other increases in the Stated Amount in the reverse order in which they occurred; and last, to the Initial Stated Amount.

After any change, the Stated Amount in effect may not be less than the Minimum Stated Amount shown on the Policy Summary. We will send you a supplemental Policy Summary reflecting any change.

                                 POLICY VALUES

CASH VALUE

The Cash Value on the Issue Date is equal to the initial premium paid. On each Valuation Date, the Cash Value is equal to the sum of the accumulated values in the Investment Options plus any Loan Account value. The accumulated value in an Investment Option equals a times b where:

                 a  is the number of Accumulation Units on the Valuation Date;
                    and

                 b is the then current Accumulation Unit Value for that Investment Option.

Policy values on other days are calculated in a manner consistent with this method.

DEDUCTION AMOUNT

The first monthly Deduction Day is the Policy Date. The monthly Deduction Day is shown on the Policy Summary.

The Deduction Amount will be charged monthly against each Investment Option in proportion to the value in each Investment Option on each monthly Deduction Day. The Deduction Amount is equal to:

         1.      the cost of insurance; plus

         2.      the premium tax charge shown on the Policy Summary; plus

         3.      the federal tax charge shown on the Policy Summary; plus

         4.      the administrative charge shown on the Policy Summary; plus

         5. the cost of supplemental benefits, if any, for which a separate charge is shown on the Policy Summary; plus

         6.      any other applicable charges shown on the Policy Summary.

In determing the premium tax and federal tax charge portions of the Deduction Amount, the Cash Value attributable to an additional premium payment is calculated by multiplying the entire Cash Value, as of the monthly Deduction Day for which the Deduction Amount is being calculated, by the result of a divided by b, where:

                 a is the amount of the additional premium payment; and

                 b is the Cash Value immediately following receipt of the
                   additional premium payment.

The maximum guaranteed cost of insurance for any month is equal to c times the result of a minus b where:

                 a is the Amount Insured for the month divided by the Death Benefit Interest Factor shown on the Policy Summary;

                 b  is the Cash Value on the monthly Deduction Day;

                 c is the cost for each $1,000 of Coverage Amount shown in the Maximum Monthly Guaranteed Cost of Insurance table on the Policy Summary at the Insured's age, divided by $1,000.

The maximum guaranteed cost of insurance rates shown on the Policy Summary are based on the Insured's age, sex and rate class for the Initial Stated Amount and each increase in the Stated Amount. We may use rates lower than those shown. We will base any future changes in these rates only on our future expectations as to investment earnings, mortality, expenses and persistency. Nothing in this policy will be affected by our actual mortality and expenses. We will determine the current rates for the initial Stated Amount and for each increase to the Stated Amount at the start of each Policy Year and will guarantee them for that Policy Year. Any change we make in the current rates will be on a uniform basis for insureds of the same age, sex and rate class.





T-14914                             Page 6

When the Amount Insured is equal to the Minimum Amount Insured shown on the Policy Summary, we will use the rate class for the most recent increase that required evidence of insurability to determine the cost of insurance.

If you have selected Death Benefit Option 1 and have made increases in the Stated Amount, the Cash Value will first be considered a part of the Initial Stated Amount. If the Cash Value exceeds the Initial Stated Amount, it will then be considered a part of the additional Stated Amount resulting from increases in the order of those increases.

The monthly Deduction Amount for the following month will be taken out of the Cash Value on the monthly Deduction Day shown on the Policy Summary. If the Cash Surrender Value is not enough to pay the Deduction Amount due and no further premiums are paid, the Grace Period will go into effect (see Grace Period provision, Page 9).

CASH SURRENDER VALUE

The Cash Surrender Value is equal to the Cash Value less any Loan Account value and applicable surrender penalties as shown on the Policy Summary. It will not be less than the minimum Cash Surrender Value required by the insurance laws of the state in which this policy is delivered. A detailed statement of the method of calculating the Cash Surrender Values has been filed with the insurance department of the state in which this policy is delivered.

CASH SURRENDER

While the Insured is living and this policy is in force, you may request, In Writing, a full or partial surrender. You may do so without the consent of any Beneficiary, unless irrevocably named. We will calculate your Cash Surrender Value as of the day we receive your request In Writing and will pay this amount within seven days after such request. Surrender charges apply as shown on the Policy Summary.

If you request a full surrender, the policy will end on the effective date of the surrender.

We will not make a partial surrender to you for less than the Minimum Partial Surrender Amount shown on the Policy Summary. The amount of any partial cash surrender may not exceed the Cash Surrender Value. If you request a partial surrender, then the Death Benefit, Amount Insured, and Cash Value will be reduced by the amount surrendered, including any applicable surrender penalty. Additionally, under Death Benefit Option 1, the Stated Amount will be reduced by the amount of the surrender. The deduction from the Cash Value will be made on a pro-rata basis against the Cash Value of each Investment Option unless you request otherwise In Writing. After the reduction, the Amount Insured must be no less than the Minimum Amount Insured shown on the Policy Summary. In determining a partial surrender charge, partial surrenders will be allocated to premium payments in the reverse order in which such payments were made.

POLICY LOANS

We will make a loan to you with the policy as security if you assign this policy to us while it is in force. We will not make a loan to you or increase an outstanding loan for less than the Minimum Loan Amount shown on the Policy Summary. We will pay the loan amount within seven days after we receive your loan request In Writing.

Loan amounts will be transferred from the Investment Options to the Loan Account in proportion to the Cash Value in each Investment Option as of the date the loan is made, unless you request otherwise. A Loan Account will be maintained while a loan is outstanding and credited at the Loan Account Annual Interest Rate Credited shown on the Policy Summary. The value of the Loan Account is the amount of any outstanding loan plus any interest we charge to the Loan Account, less any interest we may transfer to the Investment Options.

The total Loan Account value may not exceed the Maximum Loan Amount shown on the Policy Summary. Interest on the loan will be payable in advance, at the beginning of each Policy Year, at the Loan Interest Rate Charged shown on the Policy Summary. For loans on Earnings after the tenth Policy Year, we may charge a rate lower than the rate shown on the Policy Summary. Loans will be taken first from Earnings, if any, and then from premium payments. Interest not paid when due will be added to the Loan Account Value and will bear interest at the same rate.

While the Insured is living and the policy is in effect, all or part of any loan may be repaid. Payment received while there is an outstanding loan on the policy will be applied as follows: first, towards repayment of any loan interest due; next, towards repayment of the loan principal; and last, as a premium payment to the policy. Loan repayments will be first applied to that portion of the loan comprised of premiums paid. The amount of the repayment will be transferred from the Loan Account and will be allocated among the Investment Options in proportion to the outstanding loan amount associated with each Investment Option. You may not repay a loan that exists at the end of the Grace Period (see provision on Page 9) unless you reinstate this policy.





T-14914                        Page 7

The Grace Period provision will go into effect if the Loan Account Value exceeds the Cash Value less applicable surrender penalties.



                        PREMIUM AND VALUATION PROVISIONS

PREMIUM

An initial lump sum premium payment must be made to the policy and is due and payable before the policy becomes effective. All premiums are payable at Our Office or to one of our authorized representatives.

PREMIUM ALLOCATION

During the Right to Cancel period, any premium that has been paid will be allocated to the money market Investment Option specified on the Policy Summary. At the end of the Right to Cancel period, we will apply the resulting premium amount to provide Accumulation Units to be credited to each of the selected Investment Options in the proportion stated in your application or as you have instructed us most recently.

ADDITIONAL PREMIUM PAYMENTS

You may make additional premium payments under the following circumstances:

         1. upon our approval of a requested increase in Stated Amount which requires an additional payment of at least $1,000; or

         2. when payment is required to keep the policy in force as described in the Grace Period provision; or

         3. when payment is required to reinstate the policy as described in the Reinstatement provision; or

         4. payment at least equal to the Minimum Discretionary Payment Amount shown on the Policy Summary may be made at any time before the Maturity Date, provided that the premium payment plus the total of all premiums already paid does not exceed the limits prescribed by federal income tax laws or regulations to qualify the policy as life insurance.

We reserve the right to require evidence of insurability before accepting any additional premium payments which would increase the Coverage Amount. A payment received while there is an outstanding loan on the policy will be considered a loan repayment rather than an additional premium payment.

Any premium received after the initial premium is paid will be applied as of the Valuation Date following its receipt at Our Office. We will apply such premium to provide Accumulation Units to be credited to the Investment Options in the proportion stated in your application, or as you have instructed us most recently.


INVESTMENT OPTION VALUATION

ACCUMULATION UNITS

The number of Accumulation Units to be credited to each Investment Option once a premium payment has been received by us will be determined by dividing the premium applied to that Investment Option by the current Accumulation Unit Value of that Investment Option.

ACCUMULATION UNIT VALUE

The value of an Accumulation Unit for each Investment Option was initially set at $1.00. We will determine the Accumulation Unit value for each Investment Option on each Valuation Date by multiplying the value on the immediately preceding Valuation Date by the corresponding net investment factor (see Net Investment Factor provision, Page 9) for that Investment Option for the Valuation Period just ended.

The value of an Accumulation Unit on any date other than a Valuation Date will be equal to its value as of the next Valuation Date.





T-14914                             Page 8

NET INVESTMENT FACTOR

The net investment factor is a factor applied to measure the investment performance of an Investment Option from one Valuation Period to the next. The net investment factor for an Investment Option for any Valuation Period is determined by dividing a by b and subtracting c where:

                   a is

         1. the net asset value per share of the Investment Option as of the Valuation Date; plus

         2. the per-share amount of any dividend or capital gain distributions by the Investment Option if the ex-dividend date occurs in the Valuation Period just ended; plus or minus

         3. a per-share charge or credit, as we may determine on the Valuation Date for tax reserves; and

                   b is

         1. the net asset value per share of the Investment Option as of the last prior Valuation Date; plus or minus

         2. the per-share or per-unit charge or credit for tax reserves as of the end of the last prior Valuation Date; and

                   c is the applicable Investment Option deduction applicable to the Valuation Period. The Maximum Investment Option Deduction per Day is shown on the Policy Summary.

Assets in each Investment Option will be valued at fair market value in accordance with accepted accounting practices and applicable laws and regulations.


TRANSFERS BETWEEN INVESTMENT OPTIONS

As long as the policy is in effect, you may request that we transfer all or a part of the Cash Value (minus Loan Account value) from an Investment Option to any other Investment Option available under the policy at the time of request. Such transfers must be in accordance with our rules. We reserve the right to limit the number of free transfers between Investment Options as shown on the Policy Summary. We reserve the right to charge the reasonable administrative fee specified on the Policy Summary for transfers beyond that number.

Transfers between Investment Options will result in the addition or deletion of Accumulation Units having a total value equal to the dollar amount being transferred to or from a particular Investment Option. The number of Accumulation Units will be determined by dividing the amount transferred by the Accumulation Unit Value of the Investment Options involved as of the next Valuation Date after we receive your request for transfer at Our Office.


           CONTINUATION OF INSURANCE, GRACE PERIOD AND REINSTATEMENT

CONTINUATION OF INSURANCE

Subject to the Grace Period provision below, if sufficient premium payments are not made, this policy will continue until the day on which the Cash Surrender Value would not be enough to pay the monthly Deduction Amount due, or until the Maturity Date, if earlier.

The Continuation of Insurance benefit will not be less than the minimum benefit required by the insurance laws of the state in which this policy is delivered.


GRACE PERIOD

Thirty days after the Cash Surrender Value is insufficient to pay the Deduction Amount due, we will send you a notice of required premium to your last known address. If the required premium is not paid within 31 days after the notice is sent, the policy will lapse. The policy will have no Cash Value. The policy will continue through the Grace Period, but if the required payment has not been received at Our Office, the policy will terminate at the end of the Grace Period. If the Insured dies during the Grace Period, the Death Benefit payable will be reduced by any Deduction Amount due but not paid and by any Loan Account value.





T-14914                        Page 9

REINSTATEMENT

This policy may be reinstated at any time within three years from the date to which the monthly Deduction Amount had been paid, if:

         1.      the policy was not surrendered for cash; and

         2.      evidence of insurability acceptable to us is furnished; and

         3.      all monthly Deduction Amounts past due are paid; and

         4. premium at least equal to the following three monthly Deduction Amounts is paid; and

         5. all Loan Account value is repaid or restored. (Interest charged will not exceed 5.65% compounded annually.)

Upon reinstatement, the Cash Value of the policy will be the amount provided by the premium paid.


                                EXCHANGE OPTION

While this policy is in effect, you may exchange it during the first two Policy Years for a form of individual permanent life insurance which we, or one of our affiliates, then regularly issue for the amount exchanged. No evidence of insurability will be required. We will issue the policy as provided below:

         1. the amount of insurance under the new policy cannot exceed your choice of either:

                     a. the Coverage Amount of this policy at the time of the exchange; or

                     b. the Death Benefit of this policy at the time of the exchange; and

         2. the Issue Date of the new policy will be the same as the Issue Date of this policy; and

         3. the premium for the new policy will be based on the Insured's Attained Age under this policy; and

         4. the new policy will be based on the same rate class as that on which this policy was issued, or, if the same rate class is not available under the new policy, then the new policy will be based on the class for which the Insured qualifies based on his/her insurability at the time this policy was issued.

Any Loan Account value must be repaid prior to the issuance of the new policy. Rider benefits included with this policy will be included with the new policy only if such rider benefits are available with the new policy and will be subject to our rules then in effect.

An exchange made pursuant to this provision is subject to an equitable adjustment in payments and Cash Values to reflect variance, if any, in the payments and Cash Values under this policy and the new policy.

                                OWNERSHIP RIGHTS

OWNERSHIP

The original owner(s) is (are) shown on the application. During the Insured's lifetime, you may, without the consent of any Beneficiary unless irrevocably named, exercise all rights and options that this policy provides and that we permit.

Ownership is transferable by assignment. No assignment is binding on us until we receive a copy of the assignment In Writing. We will not determine if an assignment is valid. Proof of interest must be filed with any claim under a collateral assignment.

BENEFICIARY

The original Beneficiary is stated in the application. You may name a new Beneficiary during the Insured's lifetime and while this policy is in force by notifying us In Writing. Any change will be effective from the date you signed the notice of change, even if the Insured is not living when we receive it. We will have no further responsibility for any payment we make before we receive the notice at Our Office.

If no Beneficiary survives the Insured, you will be the Beneficiary. If you are the Insured, your estate will be the Beneficiary. The rights of any collateral assignee may affect the interest of the Beneficiary.





T-14914                             Page 10

                               GENERAL PROVISIONS

ENTIRE CONTRACT

The entire contract consists of this policy and the application, a copy of which is attached. The policy is issued in consideration of the application and the payment of premium. We will not use any statement to void this policy or to deny a claim under it, unless that statement is contained in an attached written application. All statements in the application will be considered as being made to the best knowledge and belief of the applicant and not as promises of truth.

CHANGES

This policy may only be altered by a written agreement signed by one of our officers.

NO DIVIDENDS

This policy is non-participating. It does not share in our surplus earnings, so you will receive no dividends under it.

MISSTATEMENT

If the age and/or sex of the Insured was incorrectly stated in the application, all benefits will be adjusted to the amount which the premiums paid would have purchased at the correct age and/or sex, based on the most recent cost of insurance charge. Proof of age may be filed at any time at Our Office.

SUICIDE

If, within two years from the Issue Date, the Insured dies due to suicide, while sane or insane, the Death Benefit will be limited to the premiums paid, less any Loan Account value and amount of any partial surrenders. If you have applied for an increase to the Stated Amount, this Suicide provision will be measured from the effective date of the increase with respect to payment of the increase amount.

If this policy is reinstated, this Suicide provision will be measured from the reinstatement date.

CONTEST

No misstatements made in any application for this policy will be used to contest payment of any Death Benefit after the policy has been in force during the Insured's lifetime for two years from the Issue Date.

If you have applied for an increase to the Stated Amount, this Contest provision will be measured from the effective date of the increase with respect to payment of the increase amount.

If this policy is reinstated, this Contest provision will be measured from the reinstatement date.

SEPARATE ACCOUNTS

We have exclusive and absolute ownership and control of the assets of the Separate Account(s) and its Investment Options. The assets of the Separate Account(s) will be available to cover the liabilities of our general account only to the extent that those assets exceed the reserves and other policy liabilities of that Separate Account(s) arising under the variable life insurance policies supported by that Separate Account. The assets of the Separate Account(s) will be valued on each Valuation Date. Our determination of the value of an Accumulation Unit by the method described in the policy will be conclusive. To the extent required by law, the investment policy of the Separate Account(s) will not be changed without the approval of the Insurance Commissioner of Connecticut. This approval process is on file with the Commissioner of the state where this policy is issued for delivery.





T-14914                        Page 11

SUBSTITUTION OF SEPARATE ACCOUNT OR INVESTMENT OPTION

If the use of a Separate Account or Investment Option is no longer possible, or in our judgment becomes inappropriate for the purposes of this policy, we may substitute another Separate Account or Investment Option without your consent. Substitution may be made with respect to both existing premium payments and investment of future premium payments. However, no such substitution will be made without notice to you and without prior approval of the Securities and Exchange Commission and the approval of the Insurance Commissioner of the state where this policy is issued for delivery, to the extent required by law. We may also add other Investment Options under the policy.


EMERGENCY PROCEDURE

We reserve the right to suspend or postpone the date of any payment of any benefit or values (including the payments of cash surrenders and policy loans) for any Valuation Period (1) when the New York Stock Exchange is closed (except for holidays or weekends); (2) when trading on the Exchange is restricted; (3) when an emergency exists as determined by the Securities and Exchange Commission so that disposal of the securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets; or (4) when the Securities and Exchange Commission has ordered that the right of surrender be suspended for your protection; or (5) during any other period when the Securities and Exchange Commission, by order, so permits for your protection. Any provision of this policy which specifies a Valuation Date or provides for surrenders or loans will be superseded by this Emergency Procedure.


VOTING RIGHTS

You, or the Beneficiary after the Insured's death, will be entitled to certain voting rights with respect to the Investment Options to which you have allocated premiums.

If current law requires, you will be entitled to instruct us how to vote at meetings of the shareholders of the Investment Options. We will determine the number of votes to which you will be entitled to instruct us. If there is a change in the law which permits us to vote the shares of the Investment Options without direction from you, we reserve the right to do so.


MATURITY OF AN INVESTMENT OPTION

If any Cash Value is attributable to an Investment Option having a specified maturity date, the Cash Value in that Investment Option as of such maturity date will be allocated to the money market Investment Option specified on the Policy Summary, unless you request otherwise. We will send written notice to your last known address at least thirty days in advance of the maturity date of that Investment Option. To select an allocation to an Investment Option other than the money market Investment Option, we must receive your notification In Writing at least seven days before the maturity date of that Investment Option.


ANNUAL STATEMENT

As often as required by law, but at least once in each Policy Year, we will send you a statement showing:

         1.      the Cash Value, Stated Amount and Amount Insured; and

         2. the premiums paid, deductions, surrenders and loans made during the preceding Policy Year; and

         3.      total Loan Account value.


ILLUSTRATIVE REPORTS

You may request an up-to-date illustrative report of values based on past results and current assumptions.

We will provide the illustrative report within a reasonable time and for a reasonable service fee, not to exceed $15 (unless prohibited by state law).





T-14914                             Page 12

                        LAPSE PROTECTION GUARANTEE RIDER


This Rider is made a part of the policy to which it is attached. Except where this Rider provides otherwise, it is subject to all conditions and limitations of such policy.

DEFINITIONS

Covered Monthly Deduction Day - Any monthly Deduction Day occurring on or after the Issue Date of this Rider and prior to the Expiry Date of this Rider as shown on the Policy Summary.

Net Premium Amount - Equal to the total amount of premium paid for the basic policy, minus any Loan Account value and minus any partial surrender amounts.

BENEFIT

If, on any Covered Monthly Deduction Day, the Net Premium Amount equals or exceeds the Lapse Protection Premium Requirement shown on the current Policy Summary for this Rider, then the basic policy will not lapse on that Covered Monthly Deduction Day, even if the Cash Surrender Value is insufficient to pay the monthly Deduction Amount due. Other riders attached to the policy will not be affected by this Rider.

A requested increase in Stated Amount will increase the Lapse Protection Premium Requirement. We will send you a revised Policy Summary page that shows the new Lapse Protection Premium Requirement which must be met to continue this Rider in force. In no event will an increase in Stated Amount cause this Rider to terminate at a date later than the original Rider Expiry Date.

ISSUE DATE

The Issue Date of this Rider is the same as that of the basic policy unless otherwise shown on the Policy Summary.

CONTEST

When applied to this Rider, the Contest provision will measured from the Rider's Issue Date.

CHARGE

This Rider is issued in consideration of the application for it and the deduction of the additional charge shown on the Policy Summary. The charge for this Rider is deducted under the same conditions as the charge for the policy.

GRACE PERIOD

If on any Covered Monthly Deduction Day, the Net Premium Amount is less than the Lapse Protection Premium Requirement, we will send you a notice of the premium required to keep this Rider in force. If the premium needed to meet the Lapse Protection Premium Requirement is not received within 31 days from the date we sent the notice, this Rider will terminate.

TERMINATION

This Rider will terminate on the earliest of:

         1. Subject to the Grace Period provision above, the Covered Monthly Deduction Day on which the Net Premium Amount is less than the Lapse Protection Premium Requirement shown on the current Policy Summary; or

         2. the date on which a requested Stated Amount increase is issued at a substandard rate class; or

         3. the date on which the Death Benefit Option is changed from Option 1 to Option 2; or

         4. the monthly Deduction Day following receipt of your written request for termination of this Rider; or

         5.      the Expiry Date of this Rider as shown on the Policy Summary;
                 or

         6.      policy termination or maturity.

REINSTATEMENT

If this Rider terminates, it cannot be reinstated.

                                               THE TRAVELERS INSURANCE COMPANY

                                                       /s/ M. A. CARPENTER

                                                           President





T-14961

                            MATURITY EXTENSION RIDER


This Rider is made a part of the policy on the date specified on the supplemental Policy Summary.

BENEFIT-- Upon the Insured's attaining Age 99 and at any time in the twelve calendar months thereafter, you may request that coverage be extended beyond the Maturity Date shown on the Policy Summary. If we have received your request, In Writing, prior to the Maturity Date, and any past due monthly Deduction Amounts have been paid, then we will continue this policy in force beyond the Maturity Date. The policy will be continued until the earlier of the death of the Insured or the date that we receive your request for full surrender. All other riders attached to the policy will terminate on the Maturity Date.

The Death Benefit after the Maturity Date will be the Cash Value less any Loan Account value and any amounts payable under a collateral assignment of the policy. Monthly Deduction Amounts will no longer be charged against the Cash Value and additional premiums will not be accepted. Interest on loans will continue to accrue and will be added to the total Loan Account value. Loan repayments will be accepted.

All other provisions of the policy relating to the payment of the Death Benefit apply to the Death Benefit as described in this Rider. THE DEATH BENEFIT IS BASED ON THE EXPERIENCE OF THE INVESTMENT OPTIONS SELECTED, AND IS VARIABLE AND NOT GUARANTEED.

TAXATION-- The policy to which this Rider is attached is intended to qualify as a life insurance policy for Federal tax purposes. The amount payable under this policy upon the death of the Insured is intended to qualify for the Federal income tax exclusion. The provisions of the policy are to be interpreted to ensure such tax qualification, notwithstanding any other provision to the contrary.

The policy may be surrendered prior to the death of the Insured for its Cash Surrender Value. Such a surrender will be treated as a taxable distribution.

THE TRAVELERS INSURANCE COMPANY DOES NOT GIVE TAX ADVICE. NO LANGUAGE IN THIS RIDER SHOULD BE CONSTRUED TO MEAN THAT THE DEATH BENEFIT AND CASH VALUE WILL BE EXEMPT FROM ANY FUTURE TAX LIABILITY. THE TAX RESULTS OF ANY BENEFITS RECEIVED UNDER THIS RIDER DEPEND UPON INTERPRETATION OF THE INTERNAL REVENUE CODE. YOU SHOULD CONSULT YOUR PERSONAL TAX ADVISOR PRIOR TO THE EXERCISE OF THIS OPTION TO ASSESS ANY POTENTIAL TAX LIABILITY.

                                                 THE TRAVELERS INSURANCE COMPANY

                                                         /s/ M. A. CARPENTER

                                                              Chairman





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